Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2025, relating to the financial statements and financial highlights of Waycross Managed Risk Equity Fund and Waycross Focused Core Equity Fund, each a series of Waycross Independent Trust, which are included in Form N-CSR for the year ended February 28, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 24, 2025